CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS
OF
SERIES B PREFERRED STOCK
OF FORTERUS, INC.

Forterus, Inc., a corporation organized and existing under the laws of the State of Nevada (the “CORPORATION"), hereby certifies that the Board of Directors of the Corporation (the "BOARD OF DIRECTORS" or the "BOARD"), pursuant to authority of the Board of Directors, and in accordance with the provisions of its Certificate of Incorporation  and Bylaws,  has and hereby authorizes a series of the Corporation's  previously  authorized  Preferred Stock, par value $0.001 per share (the "PREFERRED  STOCK"),  and hereby states the designation and number of shares, and fixes the rights, preferences,  privileges,  powers and restrictions thereof, as follows:

                 SERIES B PREFERRED STOCK DESIGNATION AND AMOUNT

           One Million  (1,000,000)  shares of the  authorized  and  un-issued Preferred Stock of the Corporation,  Par Value $.001,  are hereby  designated as "SERIES B PREFERRED STOCK", with the following rights,  preferences, powers, privileges, restrictions, qualifications and limitations:

1. Liquidation Rights.

      Upon the voluntary or involuntary dissolution, liquidation or winding up of the corporation, the assets of the corporation available for distribution to its shareholders shall be distributed in the following order and amounts:

a. General.

      (i)  Series B Stock and Common Stock.  Subject to payment in full of preferential liquidation rights granted to any other Series of Preferred Stock, the holders of shares of Series B Stock and the holders of Common Stock shall be entitled to receive $1.00, appropriately adjusted for any stock dividend, split or combination of such Series B Stock or Common Stock for each outstanding share of Series B Stock or Common Stock held by them (the “Series B Stock and Common Stock Liquidation   Amount").  If  the  assets  of  the  corporation  shall  be insufficient  to permit the payment of the full Series B Stock and Common  Stock Liquidation   Amount,   then  the  assets  of  the  corporation   available  for distribution  shall be  distributed  ratably  among the  holders of the Series B Stock and the holders of Common Stock in the same  proportions  as the aggregate of the Series B Stock and Common Stock Liquidation Amount each such holder would otherwise  be entitled to receive  bears to the total  Series B Stock and Common Stock  Liquidation  Amount that would  otherwise be payable to all such holders, and no further  distribution to other  shareholders of the corporation  shall be made. Upon the completion of the preferential rights granted for any subsequent series  of  Preferred  Stock  and the  full  Series  B Stock  and  Common  Stock Liquidation Amount, if assets remain in the corporation, such remaining assets shall be distributed as set forth in Section 1.a.(ii).

(ii) Participation. Subject to the payment in full of any preferred rights granted for any subsequent series of Preferred Stock, and the payment in full of the Series B Stock and Common Stock Liquidation  Amount as provided in Section 1 a (i), if assets  remain in the  corporation,  such  remaining  assets  shall be distributed  to the  holders  of  shares  of  Series B Stock  and  Common  Stock together, who shall each be entitled to receive their Pro Rata Amount; provided, that the rights of the holders of shares of Series B Stock and Common  Stock are subject  to any  preferential  rights  granted  for  any  subsequent  series  of Preferred  Stock.  "Pro Rata Amount"  means that portion of remaining  assets to which a group would be entitled  based on its percentage of the number of shares of Common Stock  outstanding and the number of shares of Common Stock into which the outstanding shares of Series B Stock could then be converted.

b.  Treatment  of  Sales of  Assets  or  Acquisitions.  The sale of all or substantially  all of the assets of the  corporation  or the  acquisition of the corporation  by another entity by means of merger,  consolidation  or otherwise, resulting  in the  exchange of the  outstanding  shares of the  corporation  for securities of or consideration  issued, or caused to be issued, by the acquiring entity or any of its affiliates,  shall be regarded as a liquidation  within the meaning of this Section 1.

c. Distributions Other Than Cash.  Whenever the distribution provided for in this  Section 1 shall be payable in  property  other than cash,  the value of such distribution  shall be the fair market value of such property as determined in good faith by the board of directors.

2. Designation of SERIES B PREFERRED STOCK

a. Designation

The SERIES B PREFERRED STOCK, consisting of 1,000,000 shares, authorized herein, shall be designated herein as the “Series B Stock".  The rights, preferences, privileges and restrictions of the Series B Stock are as described herein.

b. Dividends

Dividends shall be declared and set aside for any shares of Series B stock in the same manner and amount of any dividend issued to Common Stock holders.

c. Voting Power

The holders of shares of Series B Participating Preferred Stock shall have the following voting rights:

            (a) Each share of Series B Participating Preferred Stock shall entitle the holder thereof to one hundred (100) votes on all matters submitted to a vote of the stockholders of the Corporation.

            (b) Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

            (c) Except as required by law, the holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent that they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

d. Liquidation Rights

Upon the voluntary or involuntary dissolution, liquidation or winding up of the corporation, the assets of the corporation available for distribution to its shareholders shall be distributed in the order and amounts described in Section 1.

e. Remedies, Characterization, Other Obligations, Breaches and Injunctive Relief.  The remedies provided to a Holder in this Certificate of Designation shall be cumulative and in addition to all other remedies available to such Holder under this Certificate of Designation, at law or in equity (including without limitation a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing contained herein shall limit such Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation agrees with each Holder that there shall be no characterization concerning this instrument other than as specifically provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation agrees, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

f.  Failure or Delay not Waiver.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

g.     Protective Provisions.

                 So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the Holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock:

                          (i)     alter or change the rights, preferences or privileges of the Series B Preferred Stock or any other capital stock of the Corporation so as to affect adversely the Series B Preferred Stock;

                          (ii)    create any new class or series of capital stock having a preference over or ranking pari passu with the Series B Preferred Stock as to redemption, the payment of dividends or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Corporation;

                          (iii)   increase the authorized number of shares of Preferred Stock;

                          (iv)    re-issue any shares of Series B Preferred Stock which have been converted in accordance with the terms hereof;

                          (v)     issue any Senior Securities (other than the Company's Series B Participating Convertible Preferred Stock pursuant to the terms of the Company's Series A Participating Convertible Preferred Stock) or Pari Passu Securities; or

                          (vi)    declare, pay or make any provision for any dividend or distribution with respect to the Common Stock or any other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

         In the event that Holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock pursuant to the terms hereof, or to waive any rights of the Holders hereunder, then the Corporation will deliver notice of such approved change to the holders of the Series B Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) days following such delivery to convert their Preferred Shares pursuant to the terms hereof as they existed prior to such alteration or change, or to continue to hold such Preferred Shares.  No such change shall be effective to the extent that, by its terms, it applies to less than all of the Holders of Preferred Shares then outstanding.

h. Transfer of Share.

         A Holder may sell or transfer all or any portion of the Preferred Shares to any person or entity as long as such sale or transfer is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder and otherwise is made in accordance with the terms of the Securities Purchase Agreement.  From and after the date of such sale or transfer, the transferee thereof shall be deemed to be a Holder.  Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

These rights, preferences, privileges and restrictions of the Series B Preferred Stock of Forterus, Inc., are hereby approved by the Board of Directors of Forterus, Inc., at a meeting of the Board of Directors of the Corporation held on June 25, 2008.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.  Dated as of ___________, 2008

Forterus, Inc.

                                            By:/s/ Paul Howarth
                                               ------------------------------------
                                                                Its: CEO/President